EXHIBIT 3.8
“Filed pursuant to Section 28A of the Companies Ordinance”
THE COMPANIES ORDINANCE
OF THE LAWS OF GIBRALTAR

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION
of
Waltonville Limited
1.	The name of the company is “Waltonville Limited”

2.	The registered office of the company will be situate in Gibraltar.

3.	The objects for which the company is established are:

(A)	To carry on the business of a holding and investment company and for that purpose to acquire hold sell and otherwise in any manner deal with either in the name of the company or in that of any nominee, shares, stocks, debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any company wherever incorporated or carrying on business and debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any Government, sovereign ruler, commissioners, public body or authority supreme, dependent, municipal, local or otherwise in any part of the World.

(B)	To carry on the business of acquiring by purchase or otherwise and holding as an investment, inventions, patents, trade marks, trade names, trade secrets, designs and the like.

(C)	To guarantee, support or secure, whether or not the Company receives any consideration or advantage (direct or indirect) and whether by personal obligation or covenant or by mortgaging, charging, assigning, pledging or granting liens over all or any part of the property undertaking assets and rights (present and future) and uncalled capital of the Company or by any one or more of such methods, any liabilities of and the performance of any obligations or commitments and the payment of any monies (whether principal interest premiums dividends or without limitation otherwise) by any person, firm, unincorporated body, or company, including but not limited to any company which is for the time being a holding company or a subsidiary of the Company or another subsidiary of any such holding company or otherwise associated with the Company.

(D)	To carry on business and act as general merchants, commission agents, traders, wholesalers, retailers, and to import, export, buy, sell, manufacture, barter, exchange, pledge, hire, make advances upon or otherwise deal in all kinds of goods, produce, commodities, apparatus machinery, articles and merchandise and either as principals or agents.

(E)	To carry on business of managers, operators, charterers, agents, forwarding agents, warehousemen and owning, selling, repairing, building all types of ships, aircraft and road transport.

(F)	To carry on the business of an investment trust company and a property holding company and to undertake and transact all kinds of trust, management, consultancy, servicing, and agency business.

(G)	To carry on business as travel and tourist agents transport and haulage contractors, insurance and reinsurance brokers and agents, managers and consultants.

(H)	To carry on business as property owners, estate agents, property developers, civil construction, mechanical and electrical engineers and building and electrical contractors, architects, quantity surveyors, construction designers and project managers.

(I)	To carry on business as carriers by air, sea, road and otherwise.

(J)	To carry on business of forwarding agents and warehousemen and owners, operators and charterers of all types of vessels, aircraft and road transport.

(K)	To enter into any joint venture, partnership or joint-purse arrangement or arrangement for sharing profits, union of interests or co-operation with any person, firm, or company and to subsidise or otherwise assist any person, firm or company.

(L)	To carry on any or all of the businesses of management, personnel and business consultants and advisers.

(M)	To employ, train and exploit the services of directors, executives, staff and personnel of all kinds.

(N)	To act as advisers and consultants in trade development, shipping and transportation, efficiency technique, business, office and works management studies, motor vehicle ownership, public and personnel advertising, marketing, sales promotion, and product design in relation to all types of commercial and manufacturing undertakings and technical, economic and financial matters affecting commerce and industry.

(O)	To perform all duties of a secretarial nature, including direct mail services, typing, shorthand, duplicating, translating, instructing, and advising on all matters of office equipment and supplies, to carry on all types of schools and colleges and to provide training in all branches of secretarial work.

(P)	To carry on business as newspaper and magazine proprietors, printers, publishers, and operators and as advertising agents and as journalists.

(Q)	To carry on business as office system specialists, business system organisers, business transfer agents, publicity experts, consultants, agents and contractors, hire purchase financiers and consultants, industrial bankers, manufacturers, designers, repairers of and dealers in stationery, office equipment, machinery and appliances, materials and supplies every description.

(R)	To act as business managers, business contractors and representatives, rates adjusters, directors, registrars, auditors, accountants, secretaries, managers, officers, arbitrators, nominees, trustees, executors, settlors, administrators and sureties, commission and general agents; and to arrange business and professional partnerships.

(S)	To enter into, assist or participate in financial, commercial, mercantile, industrial and other transactions, undertakings and businesses of every description and to establish, carry on, develop and extend the same or sell, dispose of or otherwise turn the same to account, and to co-ordinate the policy and administration of any companies of which this company is a member or which are in any manner controlled by or connected with this company.

(T)	To carry on business as hotel, hostel, tavern, night club, restaurant and bar owners and operators and to carry on all types of catering business and to transact business as victuallers.

(U)	To carry on business in mining and quarrying and exploration for metals, minerals, fossil fuels and precious stone of all kinds and their preparation for sale or use.

(V)	To carry on business as bankers, capitalists and financiers in all their aspects.

(W)	To carry on the business or businesses whether together or separately of proprietors and operators of amusement parks, recording video films and other studios.

(X)	To carry on business as proprietors, promoters, organisers and managers of all kinds of entertainments, sports, recreations and amusements, whether indoor or outdoor, including funfairs, exhibitions, sideshows and games, competitions, tournaments, concerts, cinematograph, video and television performances, stage and variety shows, acquatic and equestrian events, pyrotechnic, aerial and spectacular displays, dancing, skating, circuses, and other forms and types of like enterprises generally.

(Y)	To carry on the business of an entertainment company in all its branches and to undertake the commercial exploitation of the name, reputation, talents and services of any person, persons or company in all parts of the world.

(Z)	To carry on in all their branches all or any of the businesses of representatives and promoters of and business managers for film stars, sportsmen, singers, writers, authors, composers, television radio and recording celebrities, journalists, sports writers, radio, stage, screen recording and entertainment personalities, commentators, publicists, and other person prominent in the world of entertainment, sport and literary circles.

(AA)	To acquire, undertake or carry on any other business which may seem to the company capable of being conveniently carried on or calculated directly or indirectly to enhance the value of or render profitable any of the company’s rights, undertakings or property or otherwise suitable for the purposes of the company and to undertake and transact all kinds of business which an ordinary individual may legally undertake.

(BB)	To purchase, take on lease or in exchange, hire or acquire any land, buildings, machinery, plant, inventions, rights, easements and licences or any other real or personal property including any business and rights or privileges.

(CC)	To erect, construct, pull down, alter, rebuild, improve, manage, develop or maintain any messuage, mills, works, factories, warehouses, wharves, roadways, tramways, railways, branches and sidings and other works, buildings and conveniences which may be deemed expedient for the purposes of the company and to contribute to, subsidise or otherwise assist or take part in the construction, improvement, maintenance, working, management, carrying out or control thereof.

(DD)	To purchase, register, take in exchange or by any means acquire or otherwise deal with any patent rights, trade marks, brevets d’invention, licences, privileges, business, property and liabilities of any person or company whereby the objects and interests of the company may be further extended and carried out and to work or use any of the inventions or privileges so acquired.

(EE)	To indenture, engage or otherwise contract with handicraftsmen and other workmen skilled or unskilled.

(FF)	To promote any other company for the purpose of acquiring all or any of the property, rights and liabilities of this company or for any other purpose which may seem capable of advancing, directly or indirectly the objects or interest thereof and to take or otherwise acquire and hold shares in any such company and to guarantee the payment of any debentures or other securities issued by any such company, and to hire, let, sell, dispose of or grant rights over all or any property or undertaking of this company or any part thereof for such consideration as the company may think fit and in particular for shares, debentures or securities of any other company, having objects altogether or in part similar to those of this company.

(GG)	To amalgamate or unite and absorb into the company any other company or association or the members of any other company or association for objects similar, analogous or subsidiary to any of the objects of this company, or to carry on any business capable of being conducted so as directly or indirectly to benefit this company.

(HH)	To enter into partnership or into any arrangements for sharing profits, union of interest, co-operation, joint venture, reciprocal concession or otherwise with any company or person or with any employee of the company including in such case if thought fit the conferring of a participation in the management of its directorate, or with any company carrying on or engaged in any business or transaction capable of being conducted so as directly or indirectly to benefit the company and to give to any company or person special rights and privileges in connection with or control over this company and in particular the right to nominate one or more directors of this company and to lend money to guarantee the contract of, or otherwise assist any such company and to take or otherwise acquire shares or securities of any such company and to sell, hold, re-issue, with or without guarantee, or otherwise deal with the same.

(II)	To pay out of the funds of the company all expenses which the company may lawfully pay for or incident to the formation, registration and advertising of or raising money for the company and the issue of its capital, or assisting any issuing house or firm or person either issuing or purchasing with a view to issue all or any part of the company’s capital in connection with the advertising or offering the same for sale or subscription including brokerage and commissions for obtaining applications for or taking, placing or undertaking or procuring the underwriting of shares, debentures or debenture stock and to apply at the cost of the company to government for any extension of the company’s powers.

(JJ)	To sell, improve, manage, develop, lease, mortgage, charge, dispose of or otherwise deal with all or any of the lands, plant, machinery, goodwill or any other property of the company and rights interest and privileges therein and to distribute or divide in specie or kind among the members of the company the whole or any portion of the assets or property of the company for the time being and in particular any shares, debentures, debenture stock or securities of other companies belonging to this company or of which the company may have the power of disposing.

(KK)	To enter into any arrangements with any governments or authorities, supreme, municipal, local or otherwise that may seem conducive to the company’s objects or any of them and to obtain from any such government or authority any rights, privileges and concessions which the company may think it desirable to obtain and to carry out, exercise and to comply with any such arrangements, rights, privileges and concessions.

(LL)	To invest the monies of the company not immediately required upon such securities and investments and in such manner as may from time to time be determined including the debentures of this company.

(MM)	To borrow money in any currency and without limit, either without security or secured by debentures, debenture stock (perpetual or terminable), mortgage, charge, pledge or other security whatsoever on the undertaking or on all or any of the assets present or future of the company including uncalled capital.

(NN)	To enter into arrangements with others, in connection with or relating to borrowings by the company, to facilitate the matching of the company’s income and liabilities, and to receive money on deposit and generally (but without limitation to the foregoing) to act as bankers.

(OO)	To receive money on deposit upon such terms as the company may approve.

(PP)	To secure or guarantee by mortgages charges or in any other manner whatsoever the performance discharge or payment of any contract obligation liability or moneys of the company or of any other person firm corporation or unincorporated body.

(QQ)	To lend or advance money to any person, persons, firm, or company with or without security.

(RR)	To draw, make or endorse, accept and negotiate bills of exchange, promissory notes, bills of lading, warrants, debentures and other negotiable or transferable instruments.

(SS)	To establish, maintain and work branches or agencies in any part of the world in connection with the business of the company or any part thereof.

(TT)	To remunerate any person, firm or company rendering services to this company whether by cash payment or by the allotment to him or them of shares or securities of the company credited as paid up in full or in part.

(UU)	To purchase, subscribe for either absolutely or conditionally or otherwise acquire in any manner whatsoever and hold and deal with shares, stock, debentures, debenture stock or other securities in or of any company or undertaking.

(VV)	To establish and maintain or procure the establishment and maintenance of any share option or share incentive or profit sharing schemes or trusts or any non-contributory or contributory pension or superannuation schemes or funds for the benefit of, and to make or give or procure the making or giving of loans, donations, gratuities, pensions, allowances or emoluments whether in money or moneys worth to, or to trustees on behalf of, any persons who are or were at any time in the employment or service of the company, or of any company which is a subsidiary of the company or is allied to or associated with the company or with any such subsidiary company or who are or were at any time directors or officers of the company or of any such other company as aforesaid, or any persons in whose welfare the company or any such other company as aforesaid is or has been at any time interested, and the wives, husbands, widows, widowers, families and dependants of any such persons.

(WW)	To establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of or to advance the interests and well being of the company or of any such other company as aforesaid, or of any such persons as aforesaid, and to make payments for or towards the insurance of any such persons as aforesaid.

(XX)	To subscribe or guarantee money for charitable or benevolent objects or for any exhibition or for any public, general or useful object, and to do any of the matters aforesaid, either alone or in conjunction with any such other company as aforesaid.

(YY)	To support or subscribe to any charitable or public object and to pay any institution, society or club which may be for the benefit of the company or its employees, or the employees of its predecessors in business or may be connected with any town or place where the company carries on business, to give pensions, gratuities or charitable aid to any person who may have served the company or its predecessors in business, or to the spouses, children or other relatives of such person, to make payments towards insurance and to form and contribute to provident and benefit funds for the benefit of any person employed by the company or by its predecessors in business and to subsidise or assist any association of employers or employees or any trade association.

(ZZ)	To give any property of the company (whether real or personal) to any person or persons firm corporation or unincorporated body as a gift and generally to gift any real or personal property of the company.

(AAA)	To take all necessary or proper steps in government with any executive or legislative council or with the authorities national, local, municipal or otherwise of any place in which the company may have interests and to carry on an negotiations or operations for the purpose of directly or indirectly carrying out the objects of the company, of effecting any modifications in the constitution of the company or furthering the interests of its members.

(BBB)	To oppose any such steps taken by any other company, firm or persons which may be considered likely, directly or indirectly, to prejudice the interests of the company or its members.

(CCC)	To establish, grant and take up agencies in any part of the world and to act as agents of companies carrying on all classes or kinds of insurance business.

(DDD)	To do all such other things as the company may deem conducive to the carrying on of the company’s business, either as principals or agents and to remunerate any persons in connection with the establishment or granting of such agencies upon such terms and conditions as the company may think fit.

(EEE)	To do all or any of the above things in any part of the world as principals, agents, contractors, trustees or otherwise and either alone or in conjunction with others and either directly or through agents or attorneys to procure the company to be registered or recognised in any country or place.

(FFF)	To distribute any of the property of the company in specie among the shareholders.

(GGG)	To amalgamate with any other company having objects altogether or in part similar to those of this company.

(HHH)	To do all such other things as are incidental or conducive to the attainment of the above objects or any of them.

And it is hereby declared that words denoting the singular number only shall include the plural number and vice versa and words denoting the masculine gender only shall include the feminine also and vice versa and so that the objects specified in each paragraph of this clause shall, except where otherwise expressed in such paragraph be regarded as independent objects and in nowise limited or restricted by reference to or inference from the terms of any other paragraph or the name of the company.

4.	The liability of the members is limited.

5.	The authorised share capital of the company is £4,000 divided into 4,000 shares of £1 pound sterling each with power to divide the shares in the capital for the time being into several classes and with power to increase the capital and to issue any of the shares in the capital, original or increased, and convert into any denomination and currency, with or subject to any preferential, special or qualified rights or conditions as regards dividends, repayment of capital voting or otherwise.

“Filed pursuant to Section 28A of the Companies Ordinance”
THE COMPANIES ORDINANCE
OF THE LAWS OF GIBRALTAR

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION
OF
“Waltonville Limited”
1.	In the interpretation and construction of these Articles, unless there be something in the subject or context inconsistent therewith, the words in the table next hereinafter contained shall bear the meanings set opposite to them respectively.

“The Company” or “This Company” shall mean
“Waltonville Limited”
The “Ordinance” shall mean the Companies Ordinance and every other Ordinance for the time being in force in Gibraltar concerning companies with limited liability necessarily affecting this Company.

“These Articles” or “These Presents” shall mean the present Articles of Association and all supplementary, amended or substituted Articles for the time being in force.

“Registered Office” shall mean the Registered Office from time to time of the Company.

“Shares” shall mean the shares from time to time in the capital of the Company.

“Dividend” shall include bonus.

“Shareholders” or “Members” shall mean the duly registered holders from time to time of the shares in the capital of the Company.

“The Register” shall mean the register of Members to be kept pursuant to the Ordinance.

Words importing the singular number only include the plural number and vice versa.

Words importing the masculine gender only include the feminine.
2. Subject to the provisions hereinafter contained, the regulations in Table “A” being the First Schedule to the Ordinance (hereinafter called Table “A”) shall apply to the Company.
3. The Company is a Private Company within the meaning of the Ordinance and accordingly the following provisions shall have effect, namely:-
(a)	The right to transfer and transmit the shares of the Company is restricted in manner hereinafter provided.

(b)	The number of Members of the Company (exclusive of persons who are in the employment of the Company and of persons who have been formerly in the employment of the Company who were, while in such employment and have continued after the determination of such employment to be, Members of the Company) is limited to fifty, provided that where two or more persons hold one or more Shares in the Company jointly, they shall for the purpose of this Article be treated as a Single Member.

(c)	Any invitation to the public to subscribe for any shares or debentures or debenture stock of the Company is hereby prohibited.

(d)	The Company shall not have power to issue Share Warrants to bearer.

(e)	The Company does not keep and is prohibited from keeping its Register of Members outside Gibraltar.
Shares
4. Subject to the provisions of Article 3 hereof, the Shares of the Company shall be allotted by the Directors to such persons at such times and upon such terms and conditions and either at a premium or at par as they think fit. The Directors shall have power to give to any person the call of any Shares either at par or at a premium during such time and for such consideration as they think fit.
5. No share in the Company may be transferred to any person or Company without the approval of the Board of Directors of this Company. The Directors may, in their absolute discretion and without assigning any reason therefor, decline to register any transfer of any share whether or not it is a fully paid share.

5 A. Notwithstanding anything otherwise provided in these articles (whether by way of or in relation to pre-emption rights, restrictions on, or conditions applicable to, share transfers, or otherwise), the directors shall not decline to register a transfer of shares nor suspend registration thereof:
(a)	where such transfer is in favour of a financial institution or any nominee of a financial institution and the transfer is as contemplated by, or pursuant to, any mortgage or charge of shares or any call or other share option granted in favour of the financial institution; or

(b)	where such transfer is by or on behalf of a financial institution or any nominee of a financial institution in favour of a third party upon disposal or realization of shares following the financial institution having become entitled to exercise or enforce its rights under any such mortgage, charge and/or call or other option.
and a certificate by any officer of such financial institution that the relevant transfer is within paragraph (a) and (b) above shall be conclusive evidence of that fact.
Lien
6. The Company shall have a lien on every share, whether fully paid or not, and whether registered in the name of one or more members, and accordingly in Regulation 7 of Table ‘A’ the words “not being fully paid share” and “other than fully paid shares” shall be omitted; and the words “a single person” shall be deleted and the words “any member, whether alone or jointly with other members” shall be substituted therefor.
General Meetings
7. An Annual General Meeting shall be held not more than fifteen months after the incorporation of the Company and subsequently once in every calendar year at such time and place as the Directors shall appoint. In default of the Annual General Meeting being held during the period specified, an Annual General Meeting may be convened to be held at any time during the next succeeding month and may be convened by any two members (or in the case of the Company having a single member that one member) in the same manner as nearly as possible as that in which the Annual General Meetings are to be convened by the Directors. All General Meetings other than Annual General Meetings shall be called Extraordinary General Meetings.
8. The Directors may, whenever they think fit, convene an Extraordinary General Meeting and such Meetings shall also be convened by such requisitionists as provided by section 106 of the Ordinance, If at any time there are not within Gibraltar sufficient Directors capable of acting to form a quorum, any Director or any two Members (or in the case of the Company having a single Member that one Member) of the Company may convene an Extraordinary General Meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.
Notice of and proceedings at General Meetings
9. Subject otherwise to the provisions of section 109 (2) of the Ordinance relating to special resolutions, seven days notice at least (exclusive of the day on which notice is served or deemed to be served but inclusive of the day for which notice is given) specifying the place, the day and the hour of the meeting and in the case of special business, the general nature of such business, shall be given in manner provided by regulation 103 of table “A” or in such other manner (if any) as may be prescribed by the Directors to such persons as are, under the Regulations of the Company, entitled to receive such notices from the Company, but with the consent of all the members entitled to receive notice of such particular meeting, that meeting may be convened by such shorter notice and in such manner as those members may think fit.
Regulation 44 of Table A shall not apply to the Company.
10. No business shall be transacted at any General Meeting unless a quorum of members is present at the time when the Meeting proceeds to business; save as herein otherwise provided, two members present in person or by proxy (or in the case of the Company having a single member that one member) shall be a quorum. Regulation 45 of table “A” shall be modified accordingly.
11. At any General Meeting a resolution put to the vote of the Meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of a show of hands) demanded by one member present in person or by proxy and entitled to vote. Unless a poll is so demanded, a declaration by the Chairman that a resolution has on a show of hands been carried or carried unanimously or by a particular majority or not carried by a particular majority, an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded in favour of or against such resolution.
Votes of Members
12. On a show of hands every member present in person or by proxy and entitled to vote shall have one vote, and on a poll every member present in person or by proxy shall have one vote for each share of which he is the holder. In the case of an equality of votes, whether on a show of hands or a poll, the Chairman of the Meeting shall have a second or casting vote.
13. A memorandum in writing signed by all the Members of the Company for the time being and pasted in or attached to the minute book shall be as effective for all purposes as a resolution of the Company passed in General Meeting duly convened and constituted, and may consist of several instruments in like form each executed by one or more of the members.
Directors
14. A Director shall not be required to hold any shares in the Company. Regulation 66 of table “A” shall not apply to the Company.
15. The number of Directors and the names of the first Directors shall be determined in writing by the majority of the subscribers of the Memorandum of Association; the number of Directors shall not be less than one or more than eleven. If a Managing Director is additionally appointed he shall have equal powers, voting rights and duties as an ordinary Director and his appointment may be revoked at any time by a majority vote of the Members in General Meeting.
16. The Company may from time to time in General Meeting increase or reduce the number of Directors. Any casual vacancy occurring in the Board of Directors may be filled by the Directors appointing another person to fill the vacancy. The Directors may also appoint additional Directors, subject to the maximum number permitted from time to time.
17. The Office of a Director or Managing Director shall be vacated:-
(a)	if he is adjudged bankrupt.

(b)	if he becomes of unsound mind.

(c)	if he is absent from the Meetings of the Directors for six months without the leave of the other Directors or a majority of the other Directors.

(d)	if by notice in writing left at or sent to the office of the Company, he resigns.

(e)	if he becomes prohibited by law from acting as a Director.

(f)	if he is removed from office under the provisions of Article 18 hereof.
Regulation 72 of Table “A” shall not apply to the Company.
18. The Company may, by ordinary resolution of which special notice has been given, or by special resolution, remove any Director from Office, notwithstanding any provisions of these presents or of any agreement between the Company and such Director, but without prejudice to any claim he may make for damages for breach of such agreement. The Company may, by ordinary resolution, appoint another person to be a Director in the place of a Director so removed from office. In default of such appointment the vacancy so arising may be filled by the Directors as a casual vacancy.

19. The Business of the Company shall be managed by the Directors, who may pay all expenses in the formation and registration of the Company, and may exercise all such powers of the Company as are not by Ordinance or by these Articles required to be exercised by the Company in General Meeting subject, nevertheless, to the provisions of these Articles and of the Ordinance, and to such Articles; not being inconsistent with the aforesaid provisions, as may be prescribed by the Company in General Meeting but no regulation made by the Company in General Meeting shall invalidate any prior act of the Directors which would have been valid if such regulation had not been made. The general powers conferred upon the Directors by this Article shall not be deemed abridged or restricted by any specific power conferred upon the Directors by any other Article.
20. All acts bona fide done by any meeting of the Board of Directors or of any committee of the Board of Directors, or by any person acting as a Board Member, shall, notwithstanding it be afterwards discovered that there was some defect in the appointment or continuance in office of any such member or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed or had duly continued in office and was qualified to be a Board Member.
Proceedings of Directors
21. The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be one.
Telecommunications Meetings
22. Any Director or alternate Director may participate in a meeting of the Directors or any committee of the Directors by means of conference telephone or other telecommunications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
23. A Memorandum in writing signed by all of the Directors for the time being, and pasted in or attached to the minute book, shall be as valid and effectual for all purposes as a resolution of the Directors passed at a meeting duly convened held and constituted and may consist of several instruments in the like form each executed by one or more of the Directors.
24. A Director shall have power to nominate in writing any person to act as alternate Director in his place during his absence from the place where meetings are held or inability for any reason to act as such Director, and on such appointment being made the alternate Director shall (except as regards remuneration) be subject in all respects to the terms and conditions existing with reference to other Directors, and each alternate Director while so acting shall exercise and discharge all the powers and duties of the Director he represents. If the alternate Director is himself a Director of the Company, he shall be entitled to vote in his capacity as Director as well as in the capacity of alternate Director. An alternate Director shall not be entitled to attend or vote at any Meeting of the Board at which the Director who appointed him is present. A Director may at any time in writing revoke the appointment of any alternate Director appointed by him and appoint another person in his place, and if a Director making such appointment as aforesaid shall cease to be a Director the person appointed by him shall thereupon cease to have any power or authority as alternate Director. An alternate Director shall look for his remuneration (if any) to the Director appointing him and not the Company.
Powers and Duties of Directors
25. The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director or other officer or servant who has held any other salaried office or place of profit with the Company or to his widow or dependants and make contributions to any fund and pay premiums for the purchase or provision of any such gratuity pension or allowance.
26. The provisions of Regulation 70 of Table ‘A’, in so far only as they relate to the duties of Directors present at any meeting to sign their names in a book to be kept for that purpose, shall not apply to the Company.
Directors Interest
27. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any Meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the Meeting for consideration.
Borrowing Powers
28. The Directors may exercise all the powers of the Company to borrow money, and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, and to give guarantee and to issue debentures, debenture stock and other securities whether outright or as a security for any debt, liability or obligations of the Company or of any third party. Regulation 69 of table ‘A’ shall not apply to the Company.
29. The Directors may borrow or raise any such moneys as aforesaid upon or by the issue or sale of any bonds, debentures, debenture stock, or securities, and upon such terms as to time of repayment, rate of interest, price of issue or sale, payment of premium or bonus upon redemption or repayment or otherwise as they may think proper, including a right for the holders of bonds debentures, debenture stock or securities to exchange the same for shares in the Company or any class authorised to be issued.
30. Subject as aforesaid, the Directors may secure or provide for the payment of any moneys to be borrowed or raised by a mortgage of, or charge upon, all or any part of the undertaking or property of the Company, both present and future, and confer upon any mortgagees or persons in whom any debenture, debenture stock or security is vested such rights and powers as they think necessary or expedient, and they may vest any property of the Company in trustees for the purpose of securing any moneys so borrowed or raised and confer upon the trustees or any debenture holders such rights and powers as the Directors may think necessary or expedient in relation to the undertaking or property of the Company, or the management or the realisation thereof, or the making, receiving or enforcing of calls upon the members in respect of unpaid capital and otherwise and may make and issue debentures to trustees for the purpose of further securities and any such trustee may be remunerated.
31. The Directors may give security for the payment of moneys payable by the Company in like manner as for the payment of money borrowed or raised.
32. The Directors shall cause a proper register to be kept in accordance with the Ordinance of all mortgages and charges specifically affecting the property of the Company and shall duly comply with the requirements of the Ordinance in relation and otherwise.
Accounts and Balance Sheets
33.(a)	The Directors shall cause to be kept proper books of account with respect to:
(i)	All sums of money received and expended by the Company and all bills and receipts and other matters in respect of which the receipt and expenditure takes place.

(ii)	All the work and operations and purchases and sales of goods by the Company.

(iii)	The assets and liabilities of the Company.
(b)	The books of account shall be kept at the Registered Office of the Company, or at such other place as the Directors think fit, and shall at all times be open to inspection by the Directors.

(c)	An auditor shall be appointed and duties regulated in accordance with the Ordinance.

(d)	The Directors shall, in accordance with the Ordinance, cause to be made out in every year and to be laid before the Company in

General Meeting a balance sheet and profit and loss account to be decided upon by the Directors, and made up to a date not earlier than the date of the meeting by more than nine months.

(e)	Regulation 101 of table “A” shall not apply to the Company.
Secretary
34. A Secretary shall be appointed by the Directors for such term at such remuneration and upon such conditions as they may think fit; and any secretary so appointed may be removed by them.
Capitalisation of Profits
35. The Company in General Meeting may, upon the recommendation of the Directors, resolve that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts, or the credit of the profit and loss account or otherwise available for distribution, and accordingly that such sum be set free for distribution amongst the members who would have been entitled thereto if distributed by way of dividend and in the same proportions, on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such members respectively, or paying up in full unissued shares or debentures of the Company to be allotted and distributed credited as fully paid up to and amongst such members in the proportion aforesaid, or partly in the one way and partly in the other, and the Directors shall give effect to such resolution.
36. Whenever such a resolution as aforesaid shall have been passed, the Directors shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby, and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto, with full power to the Directors to make such provisions by the issue of fractional certificates or by payment in cash or otherwise as they think fit for the case of shares or debentures becoming distributable in fractions, and also to authorise any person to enter on behalf of all the members entitled thereto into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalisation, or (as the case may require) for the payment up by the Company on their behalf, by the application thereto of their respective proportions of the profits resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all such members.
Winding Up
37. If the Company shall be wound up the liquidator may, with the sanction of an extraordinary resolution of the Company and any other sanction required by the Ordinance, divide amongst the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid, and may determine how such division shall be carried out as between the Members or different Classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of contributories as the liquidator with the like sanction shall think fit, but so that no member shall be compelled to accept any shares or other securities whereupon there is any liability.
Indemnity
38. The Directors, Managers, Secretary and other Officers or Servants for the time being of the Company acting in relation to any of the affairs of the Company, or every one of them shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they, or any of them, shall or may incur or sustain by reason of any contract entered into or act done, concurred in or omitted in or about the execution of their duty or supposed duty in their respective office, except such (if any) as they shall incur or sustain by or through their own wilful neglect or wilful default respectively, and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them, or for joining in any receipt for the sake of conformity or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for any defect of title of the Company to any property purchased, or for any insufficiency or deficiency of or defect of title of the Company to any security upon which any moneys of or belonging to the Company shall be placed out or invested, or for any loss, misfortune or damage resulting from any such cause as aforesaid or which may happen in the execution of their respective office or in relation thereto, except the same shall happen by or through their own wilful neglect or wilful default respectively.
Reserve Fund
39. Before recommending a dividend, the Directors may set aside any part of the net profits of the Company to a reserve fund, and may apply the same either by employing it in the business of the Company or by investing it in such manner as they shall think fit. The income arising from such reserve fund shall be treated as part of the gross profits of the Company. Such reserve fund may be applied for the purpose of maintaining the property of the company, replacing wasting assets, meeting contingencies, forming an insurance fund, equalising dividends, paying special dividends or bonuses, or for any other purposes for which the net profits of the company may lawfully be used, and until the same shall be so applied it shall be deemed to remain undivided profit. The Directors may also carry forward to the accounts of the succeeding year or years any profit or balance of profit which they shall not think fit to divide or to place to reserve.
Place of Meetings
40. The Meetings of the Directors or the Members of the Company may be held in Gibraltar or elsewhere in the world.
Seal
41. The Company shall have power to have an official seal for use in Gibraltar as provided in Section 15(3) of the Ordinance.
42. The Company shall have power to have an official seal for use abroad as provided in Section 32 of the Ordinance.
43. The Directors shall provide for the safe custody of the seal, which shall only be used by the authority of the Directors or of a Committee of the Directors authorised by the Directors on their behalf, and every instrument to which the seal shall be affixed shall be signed by a Director or by some other person appointed by the Directors for the purpose and shall be countersigned by the secretary or by a Second Director or by some other person appointed by the Directors for the purpose. Regulation 71 of table ‘A’ shall not apply to the Company.